SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:  Principal Partners LargeCap Blend Fund, Inc.

Address of principal business office (No. & Street, City, State, Zip Code):

                          The Principal Financial Group
                             Des Moines, Iowa 50392

Telephone number:              (515) 248-3842

Name and address of agent for service of process:

     Michael D. Roughton                    Copy to:
     The Principal Financial Group          John W. Blouch, Esq.
     Des Moines, Iowa 50392-0300            1025 Thomas Jefferson Street, N.W.
                                            Washington, D.C. 20007-0805

Check appropriate box:

           Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
                    Yes  ____      No  _XX_

           Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Des Moines and State of Iowa on the 23rd day of October, 2000.

                                                    Signature
                                    Principal Partners LargeCap Blend Fund, Inc.
                                               (Name of Registrant)


                                  By  /s/ R. C. Eucher
                                     ______________________________________
                                          R. C. Eucher, President

Attest:  /s/ A. S. Filean
        ___________________________________
          A. S. Filean, Secretary